EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

     We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-111091, No. 333-112346, No. 333-107217, No. 333-106070, No. 333-104025, No. 333-89850, No. 333-49285 and No. 333-37144) and the Registration Statements on Form S-8 (No. 333-110469, No. 333-96895, No. 333-64706, No. 333-60805, No. 333-48146, No. 333-84113, No. 333-04839 and No. 333-34681) pertaining to the 1996 Employee Stock Purchase Plan, the 1996 Non-Employee Directors’ Stock Option Plan and the 1996 Equity Incentive Plan of Onyx Pharmaceuticals, Inc. of our report dated February 13, 2004, except for Note 14, as to which the date is February 24, 2004, with respect to the financial statements of Onyx Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/S/ ERNST & YOUNG LLP

Palo Alto, California
March 12, 2004